Exhibit 3.1

AMENDMENT NO. 1 TO

FOURTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

GMAC LLC

This AMENDMENT NO. 1, dated as of May 21, 2009 (this “Amendment”), to the Fourth Amended and Restated Limited Liability Company Operating Agreement of GMAC LLC, dated April 15, 2009 (as amended, the “LLC Agreement”), by and among GMAC LLC, a Delaware limited liability company, (the “Issuer”), GM Finance Co. Holdings LLC, a Delaware limited liability company (“GM Holdco”), GMAC Preferred Finance Co. Holdings LLC, a Delaware limited liability company, FIM Holdings LLC, a Delaware limited liability company (“FIM”), GMAC Management LLC, a Delaware limited liability company, Preferred Blocker Inc., a Delaware corporation (“Blocker Sub”), and the United States Department of the Treasury, as members of the Issuer, and each other Person who at any time becomes a member of the Issuer in accordance with the terms of the LLC Agreement, is made by and between GM Holdco and FIM in their capacity as the holders of all of the issued and outstanding Common Interests. Capitalized terms used but not defined in this Amendment shall have the meanings set forth in the LLC Agreement.

WHEREAS, GM Holdco and FIM desire to amend the LLC Agreement to create a series of preferred membership interests, capital amount $50 per unit, of the Issuer, and that the number of units of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the units of such series are set forth in this Amendment;

WHEREAS, GM Holdco and FIM are the holders of all of the issued and outstanding Common Interests as of the date hereof and in such capacity have the right under the LLC Agreement to consent to the amendment of certain terms of the LLC Agreement as set forth in this Amendment upon the approval of such amendments by the Board of Managers of GMAC LLC; and

WHEREAS, the Board of Managers of GMAC LLC has approved this Amendment.

NOW, THEREFORE, the parties hereto agree as follows:

Part 1. Designation and Number of Units. There is hereby created a series of preferred membership interests designated as the “Fixed Rate Cumulative Mandatorily Convertible Preferred Membership Interests, Series F” (the “Designated Preferred”), which shall be subdivided into separate units of ownership having the terms set forth in this Amendment. The authorized number of units of Designated Preferred shall be 157,500,000.

Part 2. Standard Provisions. The Standard Provisions contained in Schedule A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of this Amendment and the LLC Agreement to the same extent as if such provisions had been set forth in full herein.

Part. 3. Definitions. The following terms are used in this Amendment (including the Standard Provisions in Schedule A hereto) as defined below:

(a) “Capital Amount” means $50 per unit of Designated Preferred.

(b) “Common Interests” means the common membership interests of the Issuer.

(c) “Distribution Payment Date” means February 15, May 15, August 15 and November 15 of each year.

(d) “Junior Interests” means the Common Interests, the Class C Membership Interests, and any other class or series of membership interest of the Issuer the terms of which expressly provide that it ranks junior to Designated Preferred as to distribution rights and/or as to rights on liquidation, dissolution or winding up of the Issuer.

(e) “Parity Interests” means any class or series of membership interests of the Issuer (other than Designated Preferred) the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Preferred as to distribution rights and/or as to rights on liquidation, dissolution or winding up of the Issuer (in each case without regard to whether distributions accrue cumulatively or non-cumulatively). Without limiting the foregoing, Parity Interests shall include (i) the GM Preferred Membership Interests, (ii) the Class D-1 Preferred Membership Interests, (iii) the Class D-2 Preferred Membership Interests and (iv) the Class E Preferred Membership Interests.

(f) “Signing Date” means May 21, 2009.

Part. 4. Preemptive Rights. Section 12.3 of the LLC Agreement is hereby amended in all regards to exempt from the applicability of such section the issuance of the Designated Preferred.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the undersigned have caused this Amendment to be signed this 21st day of May 2009.

FIM HOLDINGS LLC

By:	Cerberus FIM Investors, LLC,
its Managing Member

By:	Cerberus FIM, LLC,
its Managing Member

By:	/s/ Seth Plattus
Name:	Seth Plattus
Title:	Managing Director

GM FINANCE CO. HOLDINGS LLC

By:	/s/ Walter Borst
Name:	Walter Borst
Title:	Chief Executive Officer

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Schedule A

STANDARD PROVISIONS

Section 1. General Matters. Each unit of Designated Preferred shall be identical in all respects to every other unit of Designated Preferred. The Designated Preferred shall rank equally with Parity Interests and shall rank senior to Junior Interests with respect to the payment of distributions and the distribution of assets in the event of any dissolution, liquidation or winding up of the Issuer.

Section 2. Standard Definitions. As used herein with respect to Designated Preferred:

(a) “Applicable Distribution Rate” means 9% per annum.

(b) “Appraiser” means an investment bank of national reputation, engaged by the Issuer with the approval of the United States Department of the Treasury (such approval not to be unreasonably withheld).

(c) “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Issuer as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

(d) “As-Converted Value” means the amount equal to the greater of (A) the Conversion Price and (B)(i) if the Common Interests are traded on a national securities exchange, the market price of the Common Interests on the date of repurchase or conversion (calculated based on the average closing price during the 20 trading day period beginning on the day after notice of repurchase or conversion is given) or (ii) if the Common Interests are not traded on a national securities exchange, the per Common Interest Fair Market Value of the Issuer as of the last day of the most recent calendar quarter prior to the repurchase or conversion date as determined by an Appraiser.

(e) “Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Issuer’s membership interest holders.

(f) “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

(g) “Capital Preference” has the meaning set forth in Section 4(a).

(h) “Change of Control” means the existence or occurrence of any of the following: (i) the sale, conveyance or disposition of all or substantially all of the assets of the Issuer; (ii) the effectuation of a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Issuer is disposed of (excluding any disposition in connection with a public offering or to widely dispersed institutional purchasers); (iii) the consolidation, merger or other business combination of the Issuer with or into any other entity, immediately following which the members of the Issuer fail to own, directly or indirectly, at least fifty percent

(50%) of the voting equity of the surviving entity; (iv) a transaction or series of transactions in which any person or “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) acquires more than fifty percent (50%) of the voting equity of the Issuer; or (v) the replacement of a majority of the Board of Managers with individuals who were not nominated or elected by at least a majority of the Managers at the time of such replacement; provided, however, that none of (i) a GMAC Conversion (as defined below), (ii) the issuance and sale of Common Interests pursuant to any conversion of any of GMAC’s Preferred Membership Interests; or (iii) the sale or distribution of Common Interests by FIM or GM Holdco in order to comply with their commitments to the Federal Reserve in connection with the Issuer’s Bank Holding Company status, shall constitute a change of control.

(i) “Conversion Price” means the capital amount per unit of Designated Preferred divided by the then-applicable Conversion Rate.

(j) “Conversion Rate” initially means 0.00432, subject to the anti-dilution provisions set forth in Appendix A, which number represents the number of Common Interests for which a unit of Designated Preferred shall be exchanged pursuant to the exercise of the Optional Conversion or the Mandatory Conversion.

(k) “Distribution Period” has the meaning set forth in Section 3(a).

(l) “Distribution Record Date” has the meaning set forth in Section 3(a).

(m) “Fair Market Value” means, in reference to the Common Interests, the fair market value of the Common Interests, as between a willing buyer and a willing seller in an arms’ length transaction occurring on the date of valuation, taking into account the factors suggested by the Issuer and the United States Department of the Treasury, to the extent the Appraiser deems appropriate.

(n) “Federal Reserve” means the Board of Governors of the Federal Reserve System.

(o) “Mandatory Conversion” means the mandatory conversion of each unit of the Designated Preferred into Common Interests at the then-applicable Conversion Rate on the seventh anniversary of the Original Issue Date.

(p) “Optional Conversion” means the conversion of units of the Designated Preferred into Common Interests at the then-applicable Conversion Rate, either (i) in whole or in part, at any time or from time to time, at the election of the Issuer, subject to the requirements and conditions set forth in Section 6(a)(i)(A), or (ii) in whole or in part, at the election of the Holder, upon any public offering of the Common Interests or upon the occurrence of a Change of Control of the Issuer, subject to the requirements and conditions set forth in Section 6(a)(i)(B).

(q) “Original Issue Date” means the date on which units of Designated Preferred are first issued.

(r) “Preferred Interests” means any and all series of preferred membership interest of the Issuer, including the Designated Preferred.

(s) “Redemption Price” means (i) during the period from the Original Issue Date to, but excluding, the second anniversary of the Original Issue Date, the sum of (A) the Capital Amount and (B) any accrued and unpaid distributions (including, if applicable as provided in Section 3(a) below, distributions on such amount) to, but excluding, the date fixed for redemption, and (ii) from and after the second anniversary of the Original Issue Date, the greater of (A) the amount calculated in clause (i) and (B) the As-Converted Value of the Designated Preferred to be redeemed.

(t) “Standard Provisions” mean these Standard Provisions that form a part of the LLC Agreement.

Section 3. Distributions.

(a) Rate. Holders of Designated Preferred shall be entitled to receive, on each unit of Designated Preferred if, as and when declared by the Board of Managers of the Issuer or any duly authorized committee of the Board of Managers, but only out of assets legally available therefor, cumulative cash distributions with respect to each Distribution Period (as defined below) at a rate per annum equal to the Applicable Distribution Rate on (i) the Capital Amount per unit of Designated Preferred and (ii) the amount of accrued and unpaid distributions for any prior Distribution Period on such unit of Designated Preferred, if any. Such distributions shall begin to accrue and be cumulative from the Original Issue Date, shall compound on each subsequent Distribution Payment Date (i.e., no distributions shall accrue on other distributions unless and until the first Distribution Payment Date for such other distributions has passed without such other distributions having been paid on such date) and shall be payable quarterly in arrears on each Distribution Payment Date, commencing with the first such Distribution Payment Date to occur at least 20 calendar days after the Original Issue Date. In the event that any Distribution Payment Date would otherwise fall on a day that is not a Business Day, the distribution payment due on that date will be postponed to the next day that is a Business Day and no additional distributions will accrue as a result of that postponement. The period from and including any Distribution Payment Date to, but excluding, the next Distribution Payment Date is a “Distribution Period,” provided that the initial Distribution Period shall be the period from and including the Original Issue Date to, but excluding, the next Distribution Payment Date.

Distributions that are payable on Designated Preferred in respect of any Distribution Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of distributions payable on Designated Preferred on any date prior to the end of a Distribution Period, and for the initial Distribution Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

Distributions that are payable on Designated Preferred on any Distribution Payment Date will be payable to holders of record of Designated Preferred as they appear on the Schedule of Members of the Issuer contemplated by the LLC Agreement on the applicable record date, which shall be the 15th calendar day immediately preceding such Distribution Payment Date or such other record date fixed by the Board of Managers or any duly authorized committee of the Board of Managers that is not more than 60 nor less than 10 days prior to such Distribution Payment Date (each, a “Distribution Record Date”). Any such day that is a Distribution Record Date shall be a Distribution Record Date whether or not such day is a Business Day.

Holders of Designated Preferred shall not be entitled to any distributions, whether payable in cash, securities or other property, other than distributions (if any) declared and payable on Designated Preferred as specified in this Section 3 (subject to the other provisions of the LLC Agreement). The Issuer shall make pro rata allocations of items of gross income to the holders of the Designated Preferred in an amount equal to any distributions to which such holders are entitled under this Section 3.

(b) Priority of Distributions. So long as any unit of Designated Preferred remains outstanding and owned by the United States Department of the Treasury or its affiliates, no distribution shall be declared or paid on the Common Interests or any other Junior Interests or Parity Interests, subject to the immediately following paragraph in the case of Parity Interests, and no Common Interests, Junior Interests, Parity Interests or trust preferred securities issued by the Issuer or any affiliate of the Issuer shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Issuer or any of its subsidiaries unless all accrued and unpaid distributions for all past Distribution Periods, including the latest completed Distribution Period (including, if applicable as provided in Section 3(a) above, distributions on such amount), on all outstanding units of Designated Preferred have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of units of Designated Preferred on the applicable record date). The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of Common Interests or other Junior Interests in connection with the administration of any employee benefit plan in the ordinary course of business and consistent with past practice; (ii) the acquisition by the Issuer or any of its subsidiaries of record ownership in Junior Interests or Parity Interests for the beneficial ownership of any other persons (other than the Issuer or any of its subsidiaries), including as trustees or custodians; (iii) the exchange or conversion of Junior Interests for or into other Junior Interests or of Parity Interests for or into other Parity Interests (with the same or lesser aggregate capital amount) or Junior Interests, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the Signing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Interests; (iv) distributions by any wholly-owned subsidiary of the Issuer; (v) redemptions of securities held by the Issuer or any wholly-owned subsidiary of the Issuer; and (vi) tax distributions on Junior Interests to the extent determined to be reasonably necessary by the Board of Managers and as are otherwise permitted under Article V of the LLC Agreement.

When distributions are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Distribution Payment Date (or, in the case of Parity Interests having distribution payment dates different from the Distribution Payment Dates, on a distribution payment date falling within a Distribution Period related to such Distribution Payment Date) in full upon Designated Preferred and any Parity Interests, all distributions declared on Designated Preferred and all such Parity Interests and payable on such Distribution Payment Date (or, in the case of Parity Interests having distribution payment dates different from the Distribution Payment Dates, on a distribution payment date falling within the Distribution Period related to such Distribution Payment Date) shall be declared pro rata so that the respective amounts of such distributions declared shall bear the same ratio to each other as all accrued and unpaid distributions per unit on the units of Designated Preferred (including, if applicable as provided in Section 3(a) above, distributions on such amount) and all Parity Interests payable on such Distribution Payment Date (or, in the case of Parity Interests having distribution payment dates different from the Distribution Payment Dates, on a distribution payment date falling within the Distribution Period related to such Distribution Payment Date) (subject to their having been declared by the Board of Managers or a duly authorized committee of the Board of Managers out of legally available funds and including, in the case of Parity Interests that bear cumulative distributions, all accrued but unpaid distributions) bear to each other. If the Board of Managers or a duly authorized committee of the Board of Managers determines not to pay any distribution or a full distribution on a Distribution Payment Date, the Issuer will provide written notice to the holders of Designated Preferred prior to such Distribution Payment Date. Subject to the foregoing, and not otherwise, such distributions (payable in cash, securities or other property) as may be determined by the Board of Managers or any duly authorized committee of the Board of Managers may be declared and paid on any securities, including Common Interests and other Junior Interests, from time to time out of any funds legally available for such payment, and holders of Designated Preferred shall not be entitled to participate in any such distributions.

Section 4. Liquidation Rights.

(a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Issuer, whether voluntary or involuntary, holders of Designated Preferred shall be entitled to receive for each unit of Designated Preferred held by them, out of the assets of the Issuer or proceeds thereof (whether capital or surplus) available for distribution to members of the Issuer, subject to the rights of any creditors of the Issuer, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Interests and any other membership interests of the Issuer ranking junior to Designated Preferred as to such distribution, payment in full in an amount equal to the sum of (i) the Capital Amount per unit of Designated Preferred and (ii) the amount of any accrued and unpaid distributions (including, if applicable as provided in Section 3(a) above, distributions on such amount), whether or not declared, to the date of payment (such amounts collectively, the “Capital Preference”). The Issuer intends to comply with the “substantial economic effect” safe harbor contained in Treasury Regulations under Internal Revenue Code Section 704(b) such that, upon the Issuer’s liquidation, distributions to the unit holders shall be made in accordance with capital account balances. The Issuer shall make pro rata allocations of items of gross income to the holders of the Designated Preferred in an amount equal to the difference between the Capital Amount and the initial capital account attributable to the Designated Preferred.

(b) Partial Payment. If in any distribution described in Section 4(a) above the assets of the Issuer or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding units of Designated Preferred and the corresponding amounts payable with respect of any other membership interests of the Issuer ranking equally with Designated Preferred as to such distribution, holders of Designated Preferred and the holders of such other membership interests shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

(c) Residual Distributions. If the Capital Preference has been paid in full to all holders of Designated Preferred and the corresponding amounts payable with respect to any other membership interests of the Issuer ranking equally with the Designated Preferred as to such distribution have been paid in full, the holders of other membership interests of the Issuer shall be entitled to receive all remaining assets of the Issuer (or proceeds thereof) according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Issuer with any other corporation or other entity, including a merger or consolidation in which the holders of Designated Preferred receive cash, securities or other property for their units, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Issuer, shall not constitute a liquidation, dissolution or winding up of the Issuer.

Section 5. Redemption.

(a) Optional Redemption. The Issuer, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the units of Designated Preferred at the time outstanding, upon notice given as provided in Section 5(c) below, at the then-applicable Redemption Price.

(b) Payment of Redemption Price. The Redemption Price for any unit of Designated Preferred shall be payable on the redemption date to the holder of such units against surrender of the certificate(s) evidencing such units to the Issuer or its agent. Any declared but unpaid distributions payable on a redemption date that occurs subsequent to the Distribution Record Date for a Distribution Period shall not be paid to the holder entitled to receive the Redemption Price on the redemption date, but rather shall be paid to the holder of record of the redeemed units on such Distribution Record Date relating to the Distribution Payment Date as provided in Section 3 above.

(c) No Sinking Fund. The Designated Preferred will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Designated Preferred will have no right to require redemption or repurchase of any units of Designated Preferred.

(d) Notice of Redemption. Notice of every redemption of units of Designated Preferred shall be given by first class mail, postage prepaid, addressed to the holders of record of the units to be redeemed at their respective last addresses appearing on the books of the Issuer. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of units of Designated Preferred designated for redemption shall not affect the validity of the proceedings for the redemption of any other units of Designated Preferred. Notwithstanding the foregoing, if the units of Designated Preferred are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Designated Preferred at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of units of Designated Preferred to be redeemed and, if less than all the units held by such holder are to be redeemed, the number of such units to be redeemed from such holder; (3) the Redemption Price, or the method pursuant to which the Redemption Price shall be calculated; and (4) the place or places where certificates for such units are to be surrendered for payment of the redemption price.

(e) Partial Redemption. In case of any redemption of part of the units of Designated Preferred at the time outstanding, the units to be redeemed shall be redeemed pro rata. Subject to the provisions hereof, the Board of Managers or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which units of Designated Preferred shall be redeemed from time to time. If fewer than all the units represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed units without charge to the holder thereof.

(f) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Issuer, in trust for the pro rata benefit of the holders of the units called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Managers, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any unit so called for redemption has not been surrendered for cancellation, on and after the redemption date distributions shall cease to accrue on all units so called for redemption, all units so called for redemption shall no longer be deemed outstanding and all rights with respect to such units shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Issuer, after which time the holders of the units so called for redemption shall look only to the Issuer for payment of the redemption price of such units.

Section 6. Conversion.

(a) Optional and Mandatory Conversion.

(i) Prior to the seventh anniversary of the Original Issue Date,

(A) the Issuer may, at its option, exercise the Optional Conversion in whole or in part, subject to the approval of the Federal Reserve, provided that the Issuer shall not convert any Convertible Preferred to the extent such conversion would result in the Investor owning in excess of 49% of the Issuer’s Common Interests (after giving effect to such conversion and assuming that any of the Common Interests issued to GM Holdco on January 16, 2009 (so long as such Common Interests are held as collateral for the $884 million rights offering loan to General Motors Corporation) are owned by the Investor), except (1) with the prior written consent of the Investor, (2) pursuant to the Issuer’s capital plan, as agreed upon by the Federal Reserve, or (3) pursuant to an order of the Federal Reserve compelling such a conversion; and

(B) in the event of any public offering of the Common Interests or upon the occurrence of a Change of Control of the Issuer, a Holder may, at its option, exercise the Optional Conversion in whole or in part, other than with respect to any units of Designated Preferred with respect to which the Issuer shall have given notice of redemption pursuant to Section 5.

(ii) On the seventh anniversary of the Closing Date, any units of Designated Preferred which remain outstanding and are held by the Investor or its transferees shall each convert to Common Interests pursuant to the Mandatory Conversion.

(iii) Upon any conversion of units of the Designated Preferred pursuant to the Optional Conversion or the Mandatory Conversion, the Issuer shall pay any accrued and unpaid distributions (including, if applicable as provided in Section 3(a) above, distributions on such amount), whether or not declared, to the date of payment, in either cash or Common Interests, to the holder of each unit of the Designated Preferred to be converted into Common Interests. If the Issuer elects to make such payment in the form of Common Interests, the number of Common Interests to be distributed for this purpose will be determined based on the Conversion Price.

(iv) Common Interests issuable pursuant to the conversion of any unit of the Designated Preferred shall be issued on the conversion date to the holder of such units against surrender of the certificate(s) evidencing such units to the Issuer or its agent, duly endorsed or assigned to the Corporation or in blank. Any issuance of Common Interests or payment of cash in respect of declared but unpaid distributions payable on a conversion date that occurs subsequent to the Distribution Record Date for a Distribution Period shall not be paid to the holder entitled to receive the Common Interests issued pursuant to the conversion on the conversion date, but rather shall be paid to the holder of record of the converted units on such Distribution Record Date relating to the Distribution Payment Date as provided in Section 3 above. In connection with any conversion of the Designated Preferred pursuant to this Section 6, the Issuer intends to follow the methodology set forth in the proposed Treasury Regulations relating to noncompensatory partnership options published in the Federal Register on January 22, 2003 (68 Fed. Reg. 2930-01).

(b) Notice of Conversion. Notice of any election to convert units of Designated Preferred shall be given by first class mail, postage prepaid. Any such notice given by the Issuer shall be addressed to the holders of record of the units to be converted at their respective last addresses appearing on the books of the Issuer. Any such notice given by the holders of units of the Designated Preferred shall be addressed to the Issuer at its principal business address. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for conversion. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder or the Issuer receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to the Issuer or to any holder of units of Designated Preferred designated for conversion shall not affect the validity of the proceedings for the conversion of any other units of Designated Preferred. Notwithstanding the foregoing, if the units of Designated Preferred are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of conversion may be given to the holders of Designated Preferred at such time and in any manner permitted by such facility. Each notice of conversion given to a holder or to the Issuer shall state: (1) the conversion date; (2) the number of units of Designated Preferred to be converted and, if less than all the units held by such holder are to be converted, the number of such units to be converted from such holder; (3) the number of Common Interests into which such units of Designated Preferred shall be converted; and (4) the place or places where certificates for such units are to be surrendered for payment.

(c) Partial Conversion. In case of any conversion of part of the units of Designated Preferred at the time outstanding, the units to be converted shall be converted pro rata. Subject to the provisions hereof, the Board of Managers or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which units of Designated Preferred shall be converted from time to time. If fewer than all the units represented by any certificate are converted, a new certificate shall be issued representing the unconverted units without charge to the holder thereof.

(d) Cash Payments in Lieu of Fractional Shares. No fractional units of Common Interests shall be issued upon conversion of Designated Preferred. In lieu of any fractional units which would otherwise be deliverable upon the conversion of any Designated Preferred, the Issuer shall pay to the holder of such units an amount in cash (computed to the nearest cent), determined based on the As-Converted Value.

(e) Effectiveness of Conversion. If notice of conversion has been duly given and if on or before the conversion date specified in the notice all funds necessary for the conversion and certificates representing the Common Interests to be issued have been deposited by the Issuer, in trust for the pro rata benefit of the holders of the units called for conversion, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Managers, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any unit so called for conversion has not been surrendered for cancellation, on and after the conversion date distributions shall cease to accrue on all units so called for conversion, all units so called for conversion shall no longer be deemed outstanding and all rights with respect to such units shall forthwith on such conversion date cease and terminate, except only the right of the holders thereof to receive the amount payable on such conversion from such bank or trust company, without interest. Any funds or certificates representing Common Interests unclaimed at the end of three years from the conversion date shall, to the extent permitted by law, be released to the Issuer, after which time the holders of the units so called for conversion shall look only to the Issuer for payment of the conversion price of such units.

Section 7. Voting Rights.

(a) General. The holders of Designated Preferred shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

(b) RESERVED.

(c) Class Voting Rights as to Particular Matters. So long as any units of Designated Preferred are outstanding, in addition to any other vote or consent of members required by law or by the LLC Agreement, the vote or consent of the holders of at least a majority of the units of Designated Preferred at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i) Authorization of Senior Stock. Any amendment or alteration of the LLC Agreement to authorize or create or increase the authorized amount of, or any issuance of, any membership interests of, or any securities convertible into or exchangeable or exercisable for membership interests of, any class or series of membership interests of the Issuer ranking senior to the Designated Preferred with respect to either or both the payment of distributions and/or the distribution of assets on any liquidation, dissolution or winding up of the Issuer;

(ii) Amendment of Designated Preferred. Any amendment, alteration or repeal of any provision of the LLC Agreement (including, unless no vote on such merger or consolidation is required by Section 7(c)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Designated Preferred; or

(iii) Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding exchange or reclassification involving the Designated Preferred other than an Optional Conversion or Mandatory Conversion, or of a merger or consolidation of the Issuer with another corporation or other entity, unless in each case (x) the units of Designated Preferred remain outstanding or, in the case of any such merger or consolidation with respect to which the Issuer is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such units remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Preferred immediately prior to such consummation, taken as a whole;

provided, however, that for all purposes of this Section 7(c), any increase in the amount of the authorized Preferred Interests, including any increase in the authorized amount of Designated Preferred necessary to satisfy preemptive or similar rights granted by the Issuer to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Interests, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Interests, ranking equally with and/or junior to Designated Preferred with respect to the payment of distributions (whether such distributions are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Issuer will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding units of the Designated Preferred; provided, further, however, that (i) a GMAC Conversion and (ii) any amendments to the LLC Agreement entered into in connection with the compliance by the Issuer, General Motors Corporation and/or FIM Holdings LLC with their commitments to the Federal Reserve in connection with the Issuer’s status as a Bank Holding Company and/or the United States Department of the Treasury for purposes of the Issuer’s participation in the Troubled Asset Relief Program, or any similar or successor program, will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding units of the Designated Preferred, provided that, in the case of a GMAC Conversion, (i) the Designated Preferred are converted into or exchanged for preferred stock of the resulting corporation having terms substantially the same as the terms of the Designated Preferred and (ii) that the holders of the Designated Preferred will maintain a substantially equivalent economic interest, based on the capital amounts of their respective interests, in the Issuer after the GMAC Conversion as they held prior to the GMAC Conversion.

“GMAC Conversion” means, together with related transactions, any conversion of the Issuer into a corporation through a statutory conversion, the creation of a holding company above the Issuer and the exchange of all or substantially all of the Issuer’s outstanding equity interests for equity interests of such holding company, the direct or indirect acquisition by Blocker Sub of all or substantially all of the Issuer’s outstanding equity interests in exchange for stock of Blocker Sub, the merger of the Issuer with and into Blocker Sub, or any other direct or indirect incorporation of the assets and liabilities of the Issuer, including, without limitation, by merger, consolidation or recapitalization; statutory conversion; direct or indirect, sale, transfer, exchange, pledge or other disposal of economic, voting or other rights; sale, exchange or other acquisition of shares, equity interests or assets; contribution of assets and/or liabilities; liquidation; exchange of securities; conversion of entity, migration of entity or formation of new entity; or other transaction or group of related transactions.

(d) Changes after Provision for Redemption. No vote or consent of the holders of Designated Preferred shall be required pursuant to Section 7(c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding units of the Designated Preferred shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.

(e) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Designated Preferred (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Managers or any duly authorized committee of the Board of Managers, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the LLC Agreement and applicable law and the rules of any national securities exchange or other trading facility on which Designated Preferred is listed or traded at the time.

Section 8. Record Holders. To the fullest extent permitted by applicable law, the Issuer and the transfer agent for Designated Preferred may deem and treat the record holder of any unit of Designated Preferred as the true and lawful owner thereof for all purposes, and neither the Issuer nor such transfer agent shall be affected by any notice to the contrary.

Section 9. Notices. All notices or communications in respect of Designated Preferred shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in the LLC Agreement or by applicable law. Notwithstanding the foregoing, if units of Designated Preferred are issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given to the holders of Designated Preferred in any manner permitted by such facility.

Section 10. No Preemptive Rights. No unit of Designated Preferred shall have any rights of preemption whatsoever as to any securities of the Issuer, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 11. Replacement Certificates. The Issuer shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Issuer. The Issuer shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Issuer of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Issuer.

Section 12. Other Rights. The units of Designated Preferred shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the LLC Agreement or as provided by applicable law.

Appendix A

Anti-dilution Provisions

The Conversion Rate will be adjusted, without duplication, if certain events occur:

(1) the issuance of Common Interests as a distribution to all holders of Common Interests, or a subdivision or combination of Common Interests, in which event the conversion rate will be adjusted based on the following formula:

CR1 = CR0 x (CM1 / CM0)

where,

CR0 = the Conversion Rate in effect at the close of business on the record date for such distribution or the open of business on the effective date of such subdivision or combination, as the case may be;

CR1 = the Conversion Rate in effect immediately after the close of business on such record date or the open of business on such effective date, as the case may be;

CM0= the number of units of Common Interests outstanding at the close of business on such record date for such distribution or at the open of business on the effective date of such subdivision or combination, in each case, prior to giving effect to such event;

CM 1 = the number of units of Common Interests that would be outstanding immediately after, and solely as a result of, such event.

(2) the issuance to all holders of Common Interests of rights, options or warrants entitling them for a period expiring 60 days or less from the date of issuance of such rights, options or warrants to purchase units of Common Interests at less than the current Trading Value of Common Interests as of the record date, in which event the Conversion Rate will be increased based on the following formula:

CR1 = CR0 x [(CM0 + X) / (CM0 +Y)]

where,

CR0 = the Conversion Rate in effect at the close of business on the record date for such issuance;

CR1 = the Conversion Rate in effect immediately after the close of business on the record date for such issuance;

CM0 = the number of units of Common Interests outstanding at the close of business on the record date for such issuance;

X = the total number of units of Common Interests issuable pursuant to such rights; and

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Y = the aggregate price payable to exercise such rights divided by the Trading Value as of the record date.

However, the Conversion Rate will be readjusted to the extent that any such rights, options or warrants are not exercised prior to their expiration.

(3) the distribution to all holders of Common Interests of Membership Interests (other than Common Interests) or evidences of Issuer indebtedness or Issuer assets (excluding any distribution or issuance covered by clauses (1) or (2) above or (4) below, and including any distribution of cash which is excluded from clause (4) below) in which event the Conversion Rate will be increased based on the following formula:

CR1 = CR0 x [TV0 / ( TV0 – FMV)]

where,

CR0 = the Conversion Rate in effect at the close of business on the record date for such distribution;

CR1 = the Conversion Rate in effect immediately after the close of business on the record date for such distribution;

TV0 = the Trading Value as of the record date for such distribution, or, if the Common Interests are not listed on a national securities exchange, as of the date that would be the record date for such distribution if the Common Interests were listed on the New York Stock Exchange; and

FMV = the fair market value (as determined by the Issuer’s Board of Managers) on the record date for such distribution of the units of Membership Interests, evidences of indebtedness or assets so distributed, expressed as an amount per unit of Common Interest.

However, if the transaction that gives rise to an adjustment pursuant to this clause (3) is one pursuant to which the payment of a distribution on Common Interests consists of shares of capital stock of, or similar equity interests in, a subsidiary or other business unit of the Issuer (i.e., a spin-off) that are, or, when issued, will be, traded on a U.S. national securities exchange, then the Conversion Rate will instead be increased based on the following formula:

CR1 = CR0 x [(FMV + TV0) / TV0]

where,

CR0 = the Conversion Rate in effect at the close of business on the record date for such distribution;

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CR1 = the Conversion Rate in effect immediately after the close of business on the record date for such distribution;

FMV = the average of the VWAP of the capital stock or similar equity interests distributed to holders of Common Interests applicable to one unit of Common Interests over each of the 10 consecutive trading days commencing on, and including, the third trading day after the date on which “ex-distribution trading” commences for such r distribution on the New York Stock Exchange or such other U.S. national securities exchange on which such shares of capital stock or similar equity interests are then listed; and

TV0 = the Trading Value calculated twenty trading days from the third trading day after which “ex-distribution trading” commences for such distribution, or, if the Common Interests are not listed on a national securities exchange, as of twenty trading days from the date that would be the third trading day after which “ex-distribution trading” would commence if the Common Interests were listed on the New York Stock Exchange.

(4) The Issuer makes a distribution (other than any Tax Distribution) consisting exclusively of cash to all holders of Common Interests, excluding (a) any cash that is distributed as part of a distribution referred to in clause (3) above, and (b) any consideration payable in connection with a tender or exchange offer made by Issuer or any of its subsidiaries referred to in clause (5) below, in which event, the Conversion Rate will be increased based on the following formula:

CR1 = CR0 x [TV0 / (TV0 - C)]

where,

CR0 = the Conversion Rate in effect at the close of business on the record date for such distribution;

CR1 = the Conversion Rate in effect immediately after the close of business on the record date for such distribution;

TV0 = the Trading Value as of the record date for such distribution; and

C = the amount in cash per unit of Common Interest that Issuer distributes to holders.

(5) Issuer or one or more of Issuer’s subsidiaries make purchases of Common Interests pursuant to a tender offer or exchange offer by Issuer or one of its subsidiaries for Common Interests to the extent that the cash and value of any other consideration included in the payment per unit of Common Interest validly tendered or exchanged exceeds the Trading Value of Common Interests on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), in which event the Conversion Rate will be increased based on the following formula:

CR1 = CR0 x [ (FMV + (TV1 * CM1)) / (TV1 * CM0 )]

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where,

CR0 = the Conversion Rate in effect at the close of business on the trading day next succeeding the expiration date;

CR1 = the Conversion Rate in effect immediately after the close of business on the trading day next succeeding the expiration date;

FMV = the fair market value (as determined by the Issuer’s Board of Managers), at the close of business on the trading day next succeeding the expiration date, of the aggregate value of all cash and any other consideration paid or payable for Common Interests validly tendered or exchanged and not withdrawn as of the expiration date (the “purchased units”);

CM1 = the number of units of Common Interests outstanding as of the last time tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration time”) less any purchased units;

CM0 = the number of units of Common Interests outstanding at the expiration time, including any purchased units; and

TV1 = the Trading Value calculated twenty trading days from the trading day immediately after the expiration date.

“Conversion Rate” means the number of units of Common Interests that will be exchanged for each unit of Preferred Interest upon a conversion pursuant to the exercise of either the Optional Conversion or the Mandatory Conversion.

“Trading Value” means (i) if the Common Interests are traded on a national securities exchange, the market price of the Common Interests on the applicable date (calculated based on the average closing price during the preceding 20 day trading period) or (ii) if the Common Interests are not traded on a national securities exchange, the per Common Interest Fair Market Value of the Issuer, as determined in good faith by the Issuer’s Board of Managers.

“Record date” means, for purpose of a Conversion Rate adjustment, with respect to any distribution or other transaction or event in which the holders of Common Interests have the right to receive any cash, securities or other property or in which Common Interests (or any other applicable security) are exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of Common Interests entitled to receive such cash, securities or other property (whether such date is fixed by the Issuer’s Board of Managers or by statute, contract or otherwise).

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“VWAP” per unit of Common Interest or per share of common stock on any trading day means the market price of one unit of Common Interest or share of common stock from the open of trading on the relevant trading day until the close of trading on the relevant trading day determined, using a volume-weighted average method, by a nationally recognized investment banking firm retained for this purpose by the Issuer).

A “trading day” means, for purposes of determining a VWAP or closing price, a business day on which the relevant exchange or quotation system is scheduled to be open for business and a day on which there has not occurred or does not exist a market disruption event.

A “market disruption event” is defined as any of the following events that has occurred:

•

any suspension of, or limitation imposed on, trading by the relevant exchange or quotation system during the one-hour period prior to the close of trading for the regular trading session on the exchange or quotation system (or for purposes of determining VWAP any period or periods aggregating one half-hour or longer) and whether by reason of movements in price exceeding limits permitted by the relevant exchange or quotation system or otherwise relating to Common Interests or in futures or option contracts relating to Common Interests on the relevant exchange or quotation system;

•

any event (other than a failure to open or a closure as described below) that disrupts or impairs the ability of market participants during the one-hour period prior to the close of trading for the regular trading session on the exchange or quotation system (or for purposes of determining VWAP any period or periods aggregating one half-hour or longer) in general to effect transactions in, or obtain market values for Common Interests on the relevant exchange or quotation system or futures or options contracts relating to Common Interests on any relevant exchange or quotation system; or

•

the failure to open of the exchange or quotation system on which futures or options contracts relating to Common Interests are traded or the closure of such exchange or quotation system prior to its respective scheduled closing time for the regular trading session on such day (without regard to after hours or other trading outside the regular trading session hours) unless such earlier closing time is announced by such exchange or quotation system at least one hour prior to the earlier of the actual closing time for the regular trading session on such day and the submission deadline for orders to be entered into such exchange or quotation system for execution at the actual closing time on such day.

Except as stated above, the Conversion Rate will not be adjusted for the issuance of Common Interests or any securities convertible into or exchangeable for Common Interests or carrying the right to purchase any of the foregoing or for the repurchase of Common Interests. An adjustment to the Conversion Rate also need not be made for a transaction referred to in clauses (1) through (5) above if holders of the Designated Preferred may participate (as a result of holding the Designated Preferred, and at the same time as Common Interest holders participate) in such transaction as if such holders of the Designated Preferred held a number of Common Interests equal to the product of the number of units of Designated Preferred held by such holder and the Conversion Rate, without having to convert their units of Designated Preferred. The Issuer may, but shall not be required to, make such increases in the Conversion Rate, in addition to those that

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are required, as the Issuer’s Board of Managers considers to be advisable in order to avoid or diminish any income tax to any holders of Common Interests resulting from any distribution of membership interests or issuance of rights or warrants to purchase or subscribe for membership interests or from any event treated as such for income tax purposes or for any other reason.

No adjustment in the Conversion Rate will be required unless such adjustment would require an increase or decrease of at least 1%; provided, however, that any such minor adjustments that are not required to be made will be carried forward and taken into account in any subsequent adjustment, and provided further that any such adjustment of less than 1% that has not been made will be made upon (x) the end of each fiscal year of the Issuer, (y) the date of any notice of a redemption and (z) any conversion date.

Adjustments to the Conversion Rate will be calculated to the nearest 1/10,000th of a share.

Whenever the Conversion Rate is adjusted, the Issuer shall notify the holders of the Designated Preferred of the adjustment within ten Business Days of any event requiring such adjustment and describe in reasonable detail the method by which the Conversion Rate was adjusted.

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